Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-176557 on Form S-4 of our reports dated February 18, 2011, relating to the consolidated financial statements of ACI Worldwide, Inc. and subsidiaries (the “Company”) as of and for the years ended December 31, 2010 and 2009, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/  Deloitte & Touche LLP

Omaha, Nebraska
September 21, 2011